EXHIBIT 99.1
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                            EXPLANATION OF RESPONSES
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(1)   Jeffrey L. Gendell ("Mr. Gendell") is the managing member of Tontine
      Capital Overseas GP, L.L.C., a Delaware limited liability company ("TCO"), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership ("TMF"). Mr. Gendell is the managing member of Tontine Capital Management, L.L.C. ("TCM"), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership ("TCP") and Tontine 25 Overseas Master Fund, L.P., a Cayman Islands limited partnership ("T25"). Mr. Gendell is the managing member of Tontine Management, L.L.C. ("TM"), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership ("TP"). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company ("TOA"), the investment adviser to Tontine Overseas Fund, Ltd., a Cayman Islands corporation ("TOF") and certain separately managed accounts. TMF directly owns 2,429,800 shares of Common Stock. TCP directly owns 9,831,729 shares of Common Stock. TP directly owns 7,123,781 shares of Common Stock. T25 directly owns 1,104,840 shares of Common Stock. TOA beneficially owns 3,142,083 shares of Common Stock. All of the foregoing shares of Common Stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Issuer's securities reported herein for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell's pro rata interest in, and interest in the profits of, TCO, TMF, TCM, TCP, TP, TM, TOA, TOF and T25.